SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ONVIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2012

Dear Fellow Stockholder:

Enclosed please find management’s proxy materials for Onvia, Inc.’s upcoming 2012 Annual Meeting of Stockholders to be held on May 31, 2012. This is a very important meeting and we encourage you to read these materials carefully.

As you may be aware, earlier this year, Symphony Technology Group, LLC, a private equity firm with portfolio companies aggregating over $1 billion in revenue and a history of making very smart and well-timed acquisitions, made a non-binding, conditional proposal to acquire Onvia. After careful consideration and following consultation with our legal and financial advisors, Onvia’s board of directors unanimously determined that Symphony’s acquisition proposal was inadequate and not in the best interests of Onvia and its stockholders. Given the progress our new management team has made in repositioning Onvia, our Board determined that it undervalued Onvia and its future prospects and would deprive ALL stockholders (other than Symphony who would capture all of Onvia’s future upside) of their ability to participate in the future growth and value potential of Onvia.

Rebuffed in their opportunistic attempt to acquire Onvia at a price that does not reflect its future growth and value potential, Symphony has launched a proxy contest in an attempt to have three of its own, hand-picked nominees elected to the Onvia Board as a first step, we believe, in facilitating its self-interested agenda to acquire Onvia at an inadequate price and deprive its fellow stockholders of the ability to participate in, and benefit from, the future growth and value potential of Onvia.

PROTECT YOUR INVESTMENT BY

VOTING THE WHITE PROXY CARD TODAY

Your Board of Directors strongly urges you to protect your investment and support your Board by re-electing the Board’s three (3) independent, experienced and highly qualified nominees, Jeffrey C. Ballowe, Robert G. Brown and Michael E.S. Frankel by voting the enclosed WHITE proxy card by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided. This may be the most important vote you have ever made regarding Onvia and its future.

We urge you to disregard any Gold proxy card or voting instruction card that you may receive from Symphony and to sign and return only the WHITE proxy card that you receive from Onvia.

ONVIA IS AT A PIVOTAL MOMENT IN ITS HISTORY AS ITS

TRANSFORMATION CONTINUES UNDER ITS NEW LEADERSHIP

For more than 12 years Onvia, has been successfully delivering the research, analytics and tools companies rely on to succeed in gBusiness – the intersection of business and government and a $5.5 trillion market. Our strategy has been to provide actionable and timely public sector sales leads to companies of all sizes and we delivered hard to find, actionable content at a very reasonable price. The business intelligence derived from our database allows clients to identify new market opportunities, analyze market trends, and obtain insights about their competitors and channel partners. We believe our business solutions provide clients with a distinct competitive advantage, increased revenue opportunities, and strategic insight into the public sector market. However, historically our business model was transactional in nature and as our client base grew, our business became difficult to scale. The broad target market and the generic value proposition of sales leads did not maximize the pricing power of the high value, high margin information business Onvia aspires to become. Financial results became unpredictable and unsustainable under this business model. Your Board recognized that Onvia was clearly in need of transformational change and new leadership with a fresh perspective.

In October 2010, less than two years ago, your Board appointed Henry G. Riner, someone who has deep experience in high value, high margin information businesses, to serve as President and Chief Executive Officer of Onvia. Concurrent with his appointment, Mr. Riner also joined the Onvia Board. We believe that Mr. Riner is a strong and extremely knowledgeable leader and is the right person to lead Onvia through its ongoing transformation and to chart a course to evolve Onvia into a world-class high value, high margin global information business and, most importantly, create sustainable value for ALL Onvia stockholders.

Our new leadership has been a force for significant and substantial change: Since Mr. Riner became CEO of Onvia less than two years ago, swift and decisive actions have been taken to transform Onvia and adopt a business model more suitable for sustainable growth and profitability.

➢	Refocused strategy: Mr. Riner has spearheaded the development of a strategy to refocus Onvia’s core business by:

•

Redefining Onvia’s core target market so that Onvia now targets a well-defined market of companies that have a long-term strategic interest in the public sector, and the government market is a core part of their business. All three of our sales channels, Small/Medium Business, Enterprise, and Channel, focus on this market;

•	Migrating Onvia from a transaction-oriented model that historically was not scalable to a solutions-oriented model;

•	Institutionalizing a customer-centric culture;

•	Transforming Onvia’s value proposition from being a commodity provider of sales leads to being a high value business partner; and

•

Investing in a robust and differentiated proprietary public sector procurement database that now includes proprietary content and analytical tools that deliver essential insight and intelligence required by the market to effectively do business with state and local governments.

➢	Key management changes: We have made key management changes that strengthen the leadership and functional expertise we need to execute our refocused strategy, including bolstering our sales and marketing organization and adding new talent and resources. The collective experience of these individuals, along with other members of our management team and employees, is an important ingredient in creating a path for growth in our core markets where Onvia has an excellent reputation and significant embedded customer base.

PLEASE VOTE THE WHITE PROXY CARD TODAY

➢	Significant and substantial progress has been achieved: As a result of the efforts spearheaded by Mr. Riner, less than two years into the implementation of our refocused strategy, we have made significant and substantial progress and are starting to realize the benefits of many of the actions we have implemented to transform and refocus Onvia and enhance its prospects for growth and value creation and create a platform for long-term growth, sustainable profitability, market leadership and increasing returns for investors.

•	Onvia is today a more efficient, better organized and more focused enterprise than it was two years ago.

•

Increased pricing flexibility—Our new business model provides us with higher margins and the flexibility to price products based upon the value that we create for clients, not based upon the cost of fulfillment.

•	Increased Annual Contract Values—Onvia’s annual contract value per new SMB client increased 73% to $6,800 vs. $3,900 in 2010, in part by targeting more strategic clients.

ONVIA IS POSITIONED FOR A BRIGHT FUTURE

The concrete actions taken by your Board and management team over the past 18 months to refocus the business model as a provider of high-value solutions to a well-defined market rather than being a commodity provider of sales leads have positioned Onvia for long-term growth, sustainable profitability, market leadership and increasing returns for investors. We believe that Onvia has a significant market opportunity to expand its leadership position as a database and decision analytics company and we are actively working to position Onvia to be able to capitalize on that market opportunity. Consider that Onvia is in the midst of an exciting transformation with:

•	“Must have” solutions;

•	High value database with proprietary content and significant barriers to entry;

•	Pricing power based on value we deliver, not cost of fulfillment;

•	Strong customer loyalty resulting in high recurring revenue and client retention; and

•	Best in class consultative selling organization providing exceptional domain knowledge to all clients across all three sales channels (SMB, Enterprise, Channel).

SYMPHONY UNDERSTANDS FULLY THE POTENTIAL OF ONVIA FOR FUTURE

GROWTH AND VALUE CREATION AND IS SEEKING TO

OPPORTUNISTICALLY ACQUIRE ONVIA AT AN INADEQUATE PRICE

Onvia’s Board believes that Symphony, possessing extensive knowledge and insight regarding Onvia and its growth potential, is attempting to opportunistically acquire Onvia at an inadequate price before the market recognizes Onvia’s potential for growth and value creation. One of our former senior executive officers has aligned himself with Symphony and has assisted them in their efforts to acquire Onvia. We believe that this former Onvia executive has enlightened Symphony about the opportunities that lie ahead for Symphony and why it would be in Symphony’s best interest to acquire Onvia at a very low price.

PLEASE VOTE THE WHITE PROXY CARD TODAY

Stockholders should ask themselves why Symphony, a private equity firm with a portfolio of 13 global companies with combined revenue of more than $1 billion, that by its own admission is not an activist investor, would invest approximately $4 million in Onvia for approximately 15% of Onvia’s common stock and run a proxy contest to elect three of its hand-picked nominees to the Onvia Board. As Symphony notes on its website, its mission is to invest in “enterprise software and services companies with the potential to become world class global businesses.” The Onvia Board believes that Symphony, consistent with its vision, recognizes that Onvia has the potential to become a world class global business and its opportunistic offer is intended to capture the full growth and potential of Onvia at the expense of other Onvia stockholders.

YOUR BOARD IS COMMITTED TO ACTING IN THE

BEST INTEREST OF ALL ONVIA STOCKHOLDERS

Your Board is resolute in its commitment to act in the best interest of ALL Onvia stockholders. Soon after receiving Symphony’s offer, we sought the assistance of our financial and legal advisors to assist us in reviewing the offer and determining what was in the best interest of ALL Onvia stockholders. It was the unanimous conclusion of your Board, after consulting with our financial and legal advisors, that Symphony’s offer was inadequate and not in the best interest of ALL Onvia stockholders. Your Board believes that, consistent with the recommendation of our financial advisor, that a higher valuation of Onvia is more likely to be created through execution of management’s current plan than the current market would likely provide in an acquisition scenario. Accordingly, we concluded that not only was Symphony’s offer inadequate but also that now was not the right time to initiate a sales process taking into effect, among other things, the future possibility for earnings multiple expansions if management executes its plan and an evaluation of likely acquirers and market considerations.

A commitment to acting in the best interests of ALL stockholders and to maximizing stockholder value does not necessarily mean immediately selling Onvia to any bidder like Symphony that submits an acquisition proposal, particularly when that bidder provides an inadequate offer and requests that it be granted an exclusive negotiating period and is only willing to permit a post-signing “go-shop” market check. Nor does it mean announcing that Onvia is for sale, effectively putting it on the block for the highest bidder. Neither scenario is guaranteed to result in a maximization of stockholder value—instead, it may have the opposite effect by creating a “fire sale” atmosphere while at the same time diverting management time and attention from ongoing operations in an effort to attract and evaluate, in a short time period, potential acquisition candidates. If no fair purchase offer materializes or is consummated, management’s focus on such short-term issues puts Onvia’s long-term strategic position at risk.

Your Board is completely aligned with the best interests of stockholders. Our collective ownership of Onvia is greater than 9% and four out of the seven members of the Onvia Board own more than 1% of Onvia’s outstanding common stock. Unlike many other public companies, our directors’ cash compensation is relatively minor. Each of our directors receive cash compensation of $5,000 per quarter ($7,500 per quarter for the lead director and Chairman) for attendance at Board and committee meetings during such quarter, in addition to the vesting of stock options that they receive upon first qualifying as an independent director and annual stock grants. In addition, two of our directors were named to the Onvia Board after being recommended by stockholders. Accordingly, Onvia’s Board can be trusted to carefully plan and undertake a sale or merger of Onvia at an opportune time in order to obtain maximum value for Onvia and ALL its stockholders, with due consideration given to matters such as how far along Onvia’s new leadership is in executing its plan to transform’s Onvia business model, market conditions, potential acquirers, and the likely range of sales prices.

PLEASE VOTE THE WHITE PROXY CARD TODAY

WE BELIEVE THAT OUR BOARD NOMINEES ARE BETTER POSITIONED TO PROTECT

YOUR INTERESTS THAN SYMPHONY’S HAND-PICKED NOMINEES

Rebuffed in their opportunistic attempt to acquire Onvia at a price that does not reflect its future growth and value potential, Symphony has launched a proxy contest in an attempt to have three of its own, hand-picked nominees elected to the Onvia Board as a first step, we believe, in facilitating its self-interested agenda to acquire Onvia at an inadequate price and deprive its fellow stockholders of the ability to participate in, and benefit from, the future growth and value potential of Onvia. Stockholders should ask themselves whether they believe Symphony’s hand-picked nominees will actively support a sales process that requires Symphony to compete on a level-playing field with other bidders such that stockholder value would be maximized or whether they believe Symphony’s hand-picked nominees would support or facilitate Symphony’s efforts to acquire Onvia at the lowest possible price. Your Board is committed to maximizing stockholder value and protecting the interests of all Onvia stockholders. However, your Board does NOT believe maximizing stockholder value would be served by selling Onvia for an inadequate price—even if that price represents a premium to the current trading price.

This proxy contest ultimately comes down to one simple question. You have a choice between electing:

•

Onvia’s nominees who are committed to maximizing value for ALL Onvia stockholders and will not support selling Onvia for an inadequate price—even if that price represents a premium to the current trading price; or

•	the three hand-picked nominees of Symphony, a major private equity firm with the goal of acquiring Onvia at the lowest possible price.

Reject Symphony’s efforts to opportunistically acquire Onvia at an inadequate price and protect your interests by voting and returning the WHITE proxy card today.

YOUR VOTE IS IMPORTANT!

RE-ELECT YOUR DIRECTORS BY VOTING THE WHITE PROXY CARD TODAY

Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.

If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy solicitor, Georgeson Inc., toll-free at (866) 628-6024. Banks and brokerage firms can call collect at (212) 440-9800.

Thank you for your continued support of Onvia. We look forward to communicating with you in the coming weeks.

Sincerely,

D. Van Skilling

Chairman of the Board

PLEASE VOTE THE WHITE PROXY CARD TODAY

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

Georgeson Inc.

199 Water Street – 26th Floor

New York, NY 10038

Stockholders Call Toll-Free: (866) 628-6024

Banks and Brokerage Firms Call Collect: (212) 440-9800

IMPORTANT

We urge you NOT to sign any Gold proxy card sent to you by Symphony

Forward-Looking Statements

The information and other statements by Onvia in this letter may contain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should,” “project,” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Information about potential factors that could affect Onvia’s business and financial results is included in Onvia’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Onvia is under no obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statement whether as a result of new information, future events or otherwise. If Onvia does update any forward-looking statement, no inference should be drawn that Onvia will make additional updates with respect to that statement or any other forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with its 2012 Annual Meeting of Stockholders, Onvia has filed a definitive proxy statement and a WHITE proxy card with the SEC on April 16, 2012, and has mailed the definitive proxy statement and WHITE proxy card to its stockholders. WE URGE INVESTORS AND STOCKHOLDERS TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT AND WHITE PROXY CARD FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ONVIA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders are able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Onvia with the SEC (when they become available) through the web site maintained by the SEC at http://www.sec.gov. or through Onvia’s website at http://www.Onvia.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Onvia, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from stockholders in connection with the 2012 Annual Meeting of Stockholders. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by Onvia with the SEC in connection with the proxy solicitation.

PLEASE VOTE THE WHITE PROXY CARD TODAY